EideBailly

CPAs & BUSINESS ADVISORS

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 (the "Registration Statement") of Two Rivers Water & Farming Company of our report dated March 29, 2017, with respect to the consolidated balance sheets of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. This report appears in the December 31, 2016 annual report on Form 10-K of Two Rivers Water & Farming Company.

We also consent to the reference of our firm under the caption "Experts" in the Registration Statement.

Eide Bailly LLP

Denver, Colorado
October 4, 2017